AMENDMENT

TO

12% UNSECURED CONVERTIBLE NOTE

This Amendment To 12% Unsecured Convertible Note is entered into as of December 30, 2016 (the “Effective Date”), by and between bBooth, Inc., located at 346 S Hauser Blvd, Unit 210, Los Angeles, California, 90036 (the “Company”), and Oceanside Strategies, Inc. of 10 Market Street, #688, Camana Bay, Cayman Islands KY1-9006 (the “Holder”), referred to hereinafter collectively as the “Parties.”

WHEREAS, on or about April 4, 2016, the Company, as Issuer, issued to Holder a 12% Unsecured Convertible Note (the “Note”) with a maturity date of December 4, 2016.

WHEREAS, Holder and the Company wish to extend the Maturity Date as defined therein to and including August 4, 2017, and that all other terms and conditions set forth in the Note are to remain unchanged and continue to have full force and effect.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Holder and the Company agree as follows:

1. Terms

a. The Company and the Holder agree to an extension of the Maturity Date as defined in the Note, to and including August 4, 2017.

b. Holder and the Company further agree that all other terms and conditions set forth in the Agreement shall remain unchanged and continue to have full force and effect.

c. In connection with this Amendment to the Note, the Company will issue Holder 2,429,530 warrants exercisable at $.08.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first above written.

bBOOTH, INC.
By its authorized signatory:

Name: James P. Geiskopf
Position: Duly Authorized Member of the Board of Directors

Oceanside Strategies, Inc.
By its duly authorized signatory:

Name:
Position: